EXHIBIT 23.1

LEE KEELING & ASSOCIATES, INC.

PETROLEUM CONSULTANTS
First Place Towe
15 East Fifth Street, Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 Telefax (918) 587-2881

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of the name Lee Keeling & Associates, Inc. and to the incorporation by reference of our report entitled “Estimated Proved, Probable and Possible Reserves and Future Cash Flow from Properties in Kentucky and Tennessee” with an effective date of December 31, 2010, which appears in the annual report on Form 10-K of TN-K Energy Group, Inc. for the year ended December 31, 2010.

Tulsa, Oklahoma	/s/ Lee A. Keeling
April 13, 2011	Lee A. Keeling
Chief Executive Officer

/s/ Lee Keeling & Associates, Inc.
Lee Keeling & Associates, Inc.
Oklahoma Registered Engineering Firm CA 49 PE
Tulsa, Oklahoma